Exhibit 10.82

INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT, made as of the 11th day of November, 2010, by and between Alterra Holdings USA Inc., a corporation organized under the laws of Delaware (hereinafter called the “Client”), and BlackRock Financial Management, Inc. (hereinafter called the “Manager”).

WITNESSETH:

WHEREAS, the Client has all requisite authority to appoint one or more investment managers to supervise and direct the investment and reinvestment of a portion or all of the assets of the Client and of certain subsidiaries of the Client;

THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1.	Appointment and Status as Investment Manager. The Client hereby appoints the Manager as an “Investment Manager.” The Manager does hereby accept said appointment and by its execution of this Agreement the Manager represents and warrants that it is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Manager does also acknowledge that it is a fiduciary with respect to the assets in the Account (as defined below) and assumes the duties, responsibilities and obligations of a fiduciary.

2.	Representations by Client. The Client represents, warrants and covenants that: (a) it has all requisite authority to appoint the Manager hereunder; (b) the terms of the Agreement do not conflict with any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise; (c) this Agreement has been duly authorized by all appropriate action; (d) the transactions contemplated or permitted by this Agreement and the Investment Guidelines (as defined below) (“Transactions”) (i) are duly authorized by the Client’s policies, board resolution(s), trust agreement(s) or any other enabling or governing law or instruments, (ii) are, in the Client’s opinion, suitable investments for the Account, and (iii) do not require any government notice or consent in connection with execution, delivery and performance of any such Transactions; (e) no restrictions exist on the transfer, sale or other disposition of any of the assets of the Account and no option, lien, charge, security or encumbrance exists or will, due to any act or omission of the Client, exist over any of such assets; (f) the Account is not subject to the Employee Retirement Income Security Act of 1974, as amended, or the Investment Company Act of 1940, as amended (the “Investment Company Act”); and (g) the Client shall provide to the Manager all documentation that the Manager may reasonably request in connection with its obligations hereunder. In addition, the Client shall notify the Manager in writing before or promptly upon the occurrence, or if it knows or has reason to know of the occurrence or likelihood of the occurrence, of any event which (i) would cause a change in the representations, warranties or covenants made under this Agreement or (ii) would operate to limit, suspend or terminate the authority of the Client or affect the Client’s obligations hereunder.

3.

Management Services. The Manager shall be responsible for the investment and reinvestment of those assets designated by the Client as subject to the Manager’s management (which assets, together with all additions, substitutions and alterations thereto are hereinafter called the “Account”) in accordance with the investment guidelines attached hereto as Exhibit A (the “Investment Guidelines”) and other instructions communicated in writing by the Client and accepted by the Manager from time to time. The Client represents and warrants that this Agreement and the Investment Guidelines include any restrictions, guidelines or other requirements imposed on the Account by any applicable law, rule, regulation or governing document. The Account may include all securities and instruments consistent with the Investment Guidelines or appropriate to effect the objectives and/or strategies described therein. The Client does hereby delegate to the Manager all of its powers, duties and responsibilities with regard to such investment and reinvestment and hereby appoints the Manager as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets in its name and for the Account, including without limitation, the power to execute swap, futures, options and other agreements, including collateral agreements, with counterparties, and to open and close accounts in connection therewith, on the Client’s behalf as the Manager deems appropriate from time to time in order to carry out the Manager’s responsibilities hereunder. Except as otherwise set forth herein, said powers, duties and responsibilities shall be exercised exclusively by the Manager pursuant to and in accordance with its fiduciary responsibilities and the provisions of this Agreement. In addition, in accordance with the Manager’s guidelines in effect from time to time, the Manager or its agent is authorized, but shall not be required, to: (a) tender or convert any securities in the Account; (b) execute waivers, consents and other instruments with respect to such securities; (c) endorse, transfer or deliver such securities; (d) consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; or (e) vote proxies relating to any securities in the Account. The Client shall ensure that the custodian will forward all notices, proxies and proxy material received by the custodian or its agent relating to securities held in the Account to the Manager on a timely basis, signed without indication of voting preference, and the Manager shall use commercially reasonable efforts to exercise all voting rights with respect thereto. In order for the Manager to vote proxies in markets that require powers of attorney or other documents, the Client will work with the custodian to ensure that all relevant documents required in such markets are complete and in proper order. The Client acknowledges that due to certain market or other conditions, the Manager may not be able to vote all proxies. The Manager shall not be responsible for the voting of any proxies that it does not receive from the custodian in a timely manner.

Notwithstanding anything in this Agreement to the contrary, the Manager may, at its own discretion, delegate any or all of its discretionary investment, advisory and other rights, powers, functions and obligations hereunder to any affiliate of the Manager under the control of BlackRock, Inc.; provided that any such delegation shall be revocable by the Manager and that the Manager shall always remain liable to the Client for the Manager’s obligations hereunder and for all actions of any such affiliates to the same extent as the Manager is liable for its own actions hereunder.

4.	Custodian. The securities in the Account shall be held by a custodian duly appointed by the Client and the Manager is authorized to give instructions to the custodian with respect to all investment decisions regarding the Account. The Client agrees to notify the Manager as soon as practicable in advance of any change of its custodian. Nothing contained herein shall be deemed to authorize the Manager to take or receive physical possession of any of the assets for the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Manager’s direction shall rest upon the custodian.

5.	Additional Investment Services, Considerations and Acknowledgments. As agreed between the parties from time to time, the Manager may provide certain operating, analytical, and reporting support (“Additional Investment Services”) for those portfolios of the Client managed by the Manager and by other parties. The Additional Investment Services may include, but are not limited to the following: (a) establishing appropriate investment mandates and strategies; (b) drafting investment policies and guidelines; (c) supporting the Client’s operations, including providing assistance to the Client’s custodian; (d) creating a consolidated risk reporting platform for the Client; (e) providing asset-liability reporting; (f) providing income projections; and (g) providing broad and general consulting on accounting, operational, regulatory, and other strategic issues.

The Client understands and acknowledges that: (a) all Additional Investment Services require the Manager to exercise good-faith judgments that may ultimately prove to be erroneous; (b) in connection with providing the Additional Investment Services, the Manager will make certain assumptions about the movements of interest rates, volatility of interest rates, movements of spreads, and the relationship of mortgage prepayments to interest rates; (c) the Manager’s assumptions will not necessarily capture all of the characteristics and risks inherent in the Client’s portfolios; and (d) the Manager’s assumptions are based upon information provided to the Manager by the Client or certain of its third-party vendors that is assumed to be reliable and accurate, but the Manager does not represent or warrant that it is accurate or complete, and will not be responsible for verifying the accuracy of any such information.

6.	Compensation. For its services hereunder, the Manager shall be compensated in accordance with Exhibit B, attached hereto.

7.	Accounting, Reports, and Other Services. At such intervals as shall be mutually agreed upon between the parties, the Manager shall furnish the Client with appraisals of the Account, performance tabulations, a summary of purchases and sales and such other reports as shall be agreed upon from time to time. The Manager shall also work with the custodian to reconcile accounting, transaction and asset-summary data reports at times that are mutually agreeable to the Manager and the Client. In addition, the Manager shall communicate and work with the custodian to resolve any significant discrepancies. Furthermore, the Client agrees that the Manager may utilize affiliated or unaffiliated service providers to perform certain administrative and operational functions for the Account.

8.	Brokerage. The Client hereby delegates to the Manager sole and exclusive authority to designate the brokers or dealers through whom all purchases and sales on behalf of the Account will be made. The Manager will determine the rate or rates, if any, to be paid for brokerage services provided to the Account. The Manager, in seeking to obtain best execution of portfolio transactions for the Account, may consider the quality and reliability of brokerage services, as well as research and investment information and other services provided by brokers or dealers. Accordingly, the Manager’s selection of a broker or dealer for transactions for the Account may take into account such relevant factors as: (a) price; (b) the broker’s or dealer’s facilities, reliability and financial responsibility; (c) when relevant, the ability of the broker or dealer to effect securities transactions, particularly with regard to such aspects as timing, order size and execution of the order; (d) the broker’s or dealer’s recordkeeping capabilities; and (e) the research, brokerage and other services provided by such broker or dealer to the Manager which are expected to enhance its general portfolio management capabilities (collectively, “Services”), notwithstanding that the Account may not be the exclusive beneficiary of such Services.

9.	Confidential Information. Each party agrees that this Agreement, including any Exhibits and Appendices attached hereto, and any information disclosed by either party to this Agreement relating to the Account, this Agreement or any other information related thereto (“Confidential Information”) are proprietary and confidential information of each such party and shall be kept confidential by each such person to whom such Confidential Information is disclosed and shall not be disclosed by a party without the prior written consent of the other party, except as follows:

(a) Where disclosure is permitted under the terms of this Agreement;

(b) Where disclosure is required for the purpose of establishing and maintaining accounts with counterparties, and/or making, acquiring, settling or realizing an investment in accordance with the terms of the Agreement and the Investment Guidelines on behalf of the Account;

(c) Where disclosure is required by law or the order of any court or pursuant to any request or requirement of any governmental or regulatory authority, bank examiner or statutory auditor; or

(d) Where the disclosure is or becomes public by no fault of the disclosing party.

Each party shall be entitled to disclose information received hereunder from the other party to the receiving party’s affiliates, employees, service providers and professional advisors wherever located (provided that such disclosure is for the purpose of supporting the provision of services under this Agreement and such affiliates, employees, service providers and professional advisors are also bound by an obligation of confidentiality).

10.	Directions to the Manager. All directions by or on behalf of the Client to the Manager shall be in writing signed by one or more of the persons identified on Exhibit C attached hereto, and/or such other persons as identified by the Client to the Manager from time to time (each an “Authorized Person”).

The Manager shall be entitled to rely upon any direction, instruction or approval received from an Authorized Person and to continue to rely upon such direction, instruction or approval until notified by the Client to the contrary.

11.	Liabilities of the Manager and the Client. The Manager, its affiliates and each of their officers, directors and employees, shall not be liable, and shall be indemnified and held harmless by the Client from and against any and all losses, damages, costs, expenses (including reasonable attorneys’ fees), liabilities, claims and demands, for any action, omission, information or recommendation in connection with this Agreement, except in the case of the Manager’s actual misconduct, gross negligence, willful violation of any applicable law or reckless disregard for its duties under this Agreement and except as further limited in the paragraph immediately below; provided, however, that this limitation shall not act to relieve the Manager from any responsibility or liability for any responsibility, obligation or duty which the Manager may have under the U.S. federal securities laws; and provided, further, however, that to the extent any limitations or restrictions contained in the Investment Guidelines are not adhered to as a result of changes in market value, additions to or withdrawals from the Account, portfolio rebalancing by the Client or other non-volitional acts of the Manager, the Manager shall not be liable.

The Client understands that in connection with the Additional Investment Services provided by the Manager that: (a) the Manager is not serving in an investment advisory capacity, or making any recommendations or soliciting any action based upon its analyses with respect to those portfolios of the Client not managed by the Manager; and (b) the Client will be solely responsible for any judgments as to valuation and the purchase and sale of its portfolio securities (other than in the case of the Account). Accordingly, the Manager will not be responsible, and have no liability, for any conclusions drawn by the Client with respect to its portfolio securities, notwithstanding that such conclusions may, in part, be based upon information provided by the Manager in connection with the Additional Investment Services.

12.	Force Majeure. Notwithstanding any other provision of this Agreement, neither the Manager, its affiliates nor any of their officers, directors and/or employees shall be liable for any loss to the Client or the Account caused directly or indirectly by circumstances beyond the Manager’s control, including, but not limited to, government restrictions, exchange or market rulings, actions affecting securities or commodity exchanges including suspensions of trading or extensions of trading hours, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, acts of terrorism, riots or failures of communication or power supply.

13.	Non-Exclusive Management. The Client understands that the Manager and its affiliates will continue to furnish investment management and advisory services to others, and that the Manager and such affiliates shall be at all times free, in its or their discretion, to make recommendations to others which may be the same as, or may be different from, those made for the Account. The Client further understands that the Manager, its affiliates, and any officer, director, shareholder, employee or any member of their families may or may not have an interest in the securities whose purchase and sale the Manager may recommend. Actions with respect to securities of the same kind may be the same as or different from the action which the Manager, or any of its affiliates, or any officer, director, shareholder, employee or any member of their families, or other investors may take with respect thereto.

14.

Aggregation and Allocation of Orders. The Client acknowledges that circumstances may arise under which the Manager determines that, while it would be both desirable and suitable that a particular security or other investment be purchased or sold for more than one of the Manager’s clients’ accounts, there is a limited supply or demand for the security or other investment. Under such circumstances, the Client acknowledges that, while the Manager will seek to allocate the opportunity to purchase or sell that security or other investment among those accounts on an equitable basis, the Manager shall not be required to assure equality of treatment among all of its clients (including that the opportunity to purchase or sell that security or other investment will be proportionally allocated among those clients according to any particular or predetermined standards or criteria). Securities trades for the Account may, but are not required to, be aggregated with trades for other clients of the Manager and its affiliates. Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for clients, the Manager may average the various prices and charge or credit the Account with the average price.

15.	Conflicts of Interest; Transactions with Affiliates and Minority Passive Shareholders.

(a) Other Interests. The Client agrees that the Manager may refrain from rendering any advice or services concerning securities of companies of which officers, directors or employees of the Manager or its affiliates are directors or officers, or companies as to which the Manager, its affiliates or any of their officers, directors or employees has any substantial economic interest or possesses material non-public information, unless the Manager either determines in good faith that it may appropriately do so without disclosing such conflict to the Client or discloses such conflict to the Client prior to rendering such advice or services with respect to the Account.

(b) Brokerage and Trading. To the extent permitted by applicable law, brokers or dealers utilized by the Manager to execute or effect transactions or transact in a principal capacity may include the Manager’s affiliates and affiliates of shareholders in the Manager’s ultimate parent company including but not limited to PNC Capital Markets, Inc. (a subsidiary of The PNC Financial Services Group, Inc.), Merrill Lynch, Pierce, Fenner & Smith Incorporated (a subsidiary of Bank of America Corporation) and Barclays Capital, Inc. (a subsidiary of Barclays PLC) (such shareholders and their affiliates are hereby referred to as “Minority Passive Shareholders”). The Client understands that such brokers and dealers may retain express or imputed commissions in connection with effecting any transactions for the Account to the extent permitted by applicable law.

(c) Cross Trades. From time to time, when determined by the Manager to be in the best interest of the Client, the Account may purchase securities from or sell securities to another account (including, without limitation, public or private collective investment vehicles) managed, maintained or trusteed by the Manager or an affiliate at prevailing market levels in accordance with applicable law and utilizing, with respect to pricing, the Manager’s procedures under Rule 17a-7(b) of the Investment Company Act or such other pricing methodology determined to be fair and equitable to the Client in the Manager’s reasonable judgment.

(d) Agency Cross Trades. To the extent permitted by applicable law, the Manager and any affiliated broker-dealers are hereby authorized by the Client to execute agency cross transactions on behalf of the Account. Agency cross transactions may facilitate a purchase or sale of a block of securities for the Account at a predetermined price and may avoid unfavorable price movements which might otherwise be suffered if the purchase or sale order were exposed to the market. However, the Manager and its affiliated broker-dealers may receive commissions from, and therefore may have a potentially conflicting division of loyalties and responsibilities regarding, both parties to an agency cross transaction. The Client understands that its authority to the Manager to effect agency cross transactions for the Client is terminable at will without penalty, effective upon receipt by the Manager of written notice from the Client.

(e) Investment in Securities of Affiliates or Minority Passive Shareholders. To the extent permitted by applicable law and if not prohibited by the Investment Guidelines, the Manager may purchase, hold, exchange or sell securities of BlackRock, Inc., its affiliates and/or Minority Passive Shareholders.

16.	Effective Period of Agreement and Amendments. This Agreement shall become effective on the date hereof. Any amendment to this Agreement shall be in writing and signed by both parties to the Agreement.

17.	Termination. Either party may terminate this Agreement upon 30 days’ notice in writing to the other party. On the effective date of termination or as close to such date as is reasonably possible, the Manager shall provide the Client with a final report containing the same information as specified in Section 4 above.

18.	Assignment. No assignment (as that term is defined in the Advisers Act) of this Agreement by one party may be made without the consent of the other party, and any such assignment made without such consent shall be null and void for all purposes. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

19.	No Waiver. No waiver of any provision of this Agreement shall be effective unless the same shall be in writing by the party so waiving, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given. No failure to exercise and no delay in exercising, on the part of the Manager or the Client, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof.

20.	Severable. Any term or provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of the Agreement in any jurisdiction.

21.	Applicable Law. To the extent not inconsistent with applicable U.S. federal law, this Agreement shall be construed pursuant to, and shall be governed by, the laws of the State of New York.

22.	Manager Brochure. The Client hereby acknowledges that it has received from the Manager a copy of the Manager’s Form ADV, Part II, at least forty-eight hours prior to entering into this Agreement.

23.	Web-site. The Manager, at the Client’s request, will provide access to its account information electronically, via the world wide web, based upon the Client’s use of a user id and password issued by the Manager. The Client acknowledges and agrees the world wide web is a continually growing medium and the Manager does not make any warranty regarding the security related to the world wide web. The Client acknowledges that there is no absolute guaranteed system or technique to fully secure information made available over the web. The Client agrees that it will not share its user id, password and access to information provided electronically with any third party.

24.	Notices. All notices required or permitted to be sent under this Agreement shall be sent, if to the Manager:

c/o BlackRock, Inc.
40 East 52nd Street
New York, NY 10022
Attention: Robert Connolly, General Counsel
or by facsimile to (212) 810-3744

if to the Client:	Alterra Holdings USA Inc.
4 Essex Avenue
Bernardsville, New Jersey, 07934
Attention: CFO
or by facsimile to: 908 630 2701

or such other name or address as may be given in writing to the other party. All notices hereunder shall be sufficient if delivered by facsimile, first class or overnight mail. Any notices shall be deemed given only upon actual receipt.

25.	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one agreement.

26.	Entire Understanding. This Agreement (including any Exhibits and Appendices attached hereto) represent the entire understanding of the parties hereto and supersede all prior written or oral agreements with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALTERRA HOLDINGS USA INC.

By:
Name:
Title:

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:
Name:
Title:	Managing Director